August  23,  2000


Dr.  Daniel  J.  Pavlik
4619  Parkbreeze  Court
Orlando,  FL  32808

Dear  Dr.  Pavlik,

I hereby resign as an Officer and Director of Access Health Alternatives, Inc., Access Health Care, Inc. Access Healthmax, LLC 1, Access Healthmax, LLC 2, and Access Healthmax, LLC 3 effective as of the date, August 23, 2000.

Sincerely,


/s/  Donald  D.  Metchick
Donald  D.  Metchick

Witness  /s/  Liz  Blankanship